INDEPENDENT AUDITORS' CONSENT


We have issued our reports dated March 1, 2000, accompanying the financial statements and schedules of ZAPWORLD.COM incorporated by reference in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports incorporated by reference in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


GRANT THORNTON LLP



San Francisco, California
February 28, 2001